FingerMotion Reports Q3 2025 Financial Results

Singapore / Newsfile - (January 15, 2025) - FingerMotion, Inc. (NASDAQ: FNGR) (the “Company” or “FingerMotion”), a mobile services and data company, is pleased to report its financial results for the third quarter of fiscal 2025 for the period ended November 30, 2024. To review the full financial results, please view the Company's recent 10-Q filing at www.sec.gov/edgar/search or on the Company's website at www.fingermotion.com/investor-relations/financial-information/details, which should be read in connection with this news release.

Q3 2025 Financial Summary (results expressed in US$ unless otherwise indicated):

•	Reported quarterly revenue of $8.53 million (includes Telecommunications Products & Services, and SMS & MMS Business), an increase of $2.39 million or 39% compared to Q3 of fiscal 2024;

•	Reported quarterly increase in Telecommunications Products & Services business revenue of $2.36 million or 39% compared to Q3 of fiscal 2024;

•	Reported SMS & MMS business revenue of $44,457 compared to $7,900 in Q3 of fiscal 2024;

•	Reported quarterly Big Data revenue of $0 compared to $5,584 in Q3 of fiscal 2024;

•	Reported quarterly cost of revenue of $8.09 million, an increase of $2.59 million or 47% compared to Q3 of fiscal 2024;

•	Reported a gross profit of $0.44 million, a decrease of $0.19 million or 30% compared to Q3 of fiscal 2024;

•	Reported quarterly loss of $1.66 million, a decrease of $0.28 million or 15% compared to Q3 of fiscal 2024;

•	Reported basic and diluted loss per share of $0.03 versus a loss per share of $0.04 for Q3 of fiscal 2024;

•	General and administrative expenses decreased by $676,566 or 30% during Q3 2025, while marketing costs increased by $99,515 or 243%. Share compensation expenses increased by $71,071 or 66%.

•	On November 30, 2024, FingerMotion had $164,600 in cash and cash equivalents, a working capital surplus of $9,426,608 and shareholders' equity of $9,583,495;

•	On November 30, 2024, Total Assets were $31.94 million, Total Current Liabilities were $22.32 million and Total Liabilities were $22.36 million;

•	53,807,850 shares of common stock were issued and outstanding as of November 30, 2024.

“We are proud to report a 39% increase in our revenue performance in Q3 2025, compared to last year, which was primarily due to substantial growth in our Telecommunications Products and Services division. Going forward, we are well-positioned to capitalize on new growth opportunities as we expand our presence in the new Command and Communications segment and accelerate the monetization of partnerships within our Big Data Business. With the successful completion of our recent financing, we believe we now have the resources needed to rollout key initiatives and drive sustained value creation for our shareholders,” stated Martin Shen, CEO of FingerMotion.

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For more information on FingerMotion, visit: https://fingermotion.com/

Company Contact:

FingerMotion, Inc.

For further information e-mail: info@fingermotion.com

Phone: 718-269-3366

Investor Relations Contact:

Skyline Corporate Communications Group, LLC

Scott Powell, President

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: (646) 893-5835

Email: info@skylineccg.com

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States securities laws. These statements relate to analysis and other information that are based on forecasts or future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". We have based these forward-looking statements on our current expectations about future events or performance, including expected revenues. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. The forward-looking statements included in this release are made only as of the date hereof. For forward-looking statements in this news release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Report Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. This news release shall not constitute an offer to sell or the solicitation of any offer to buy our securities.